                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)/1/


                           Endocardial Solutions, Inc.
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    292962107
                             -----------------------
                                 (CUSIP Number)



                                   -----------











-----------------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 Pages

-------------------                                           ------------------
CUSIP No. 292962107                   13G                     Page 2 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Venture Partners II, L.P.
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820302
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -------------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
      EACH                767,363
    REPORTING      -------------------------------------------------------------
     PERSON               SOLE DISPOSITIVE POWER
      WITH           7
                          None
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          767,363
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      767,363
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 292962107                            13G            Page 3 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette General II, L.P.
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820303
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -------------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
      EACH                767,363
    REPORTING      -------------------------------------------------------------
     PERSON               SOLE DISPOSITIVE POWER
      WITH           7
                          None
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          767,363
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      767,363
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 292962107                   13G                     Page 4 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Redfish Partners, L.P. (formerly known as
 1                              JED Limited Partnership)

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760173
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -------------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
      EACH                767,363
    REPORTING      -------------------------------------------------------------
     PERSON               SOLE DISPOSITIVE POWER
      WITH           7
                          None
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          767,363
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      767,363
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 292962107                   13G                     Page 5 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Bluefish Partners, L.P., (formerly known as
                                LDR Limited Partnership)
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760176
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -------------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
      EACH                767,363
    REPORTING      -------------------------------------------------------------
     PERSON               SOLE DISPOSITIVE POWER
      WITH           7
                          None
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          767,363
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      767,363
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 292962107                   13G                     Page 6 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: James E. Daverman
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            25,000
      SHARES       -------------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
      EACH                767,363
    REPORTING      -------------------------------------------------------------
     PERSON               SOLE DISPOSITIVE POWER
      WITH           7
                          25,000
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          767,363
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      792,363
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.3%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 292962107                   13G                     Page 7 of 11 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Lloyd D. Ruth
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -------------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
     OWNED BY        6
      EACH                767,363
    REPORTING      -------------------------------------------------------------
     PERSON               SOLE DISPOSITIVE POWER
      WITH           7
                          None
                   -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          767,363
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      767,363
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.1%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:
                  --------------

                  Endocardial Solutions, Inc. ("Endocardial")

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  1350 Energy Lane
                  Suite 110
                  Saint Paul, MN  55108

Item 2(a)         Name of Person Filing:
                  ---------------------

                  This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-(1)(f) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Marquette Venture Partners II, L.P. ("MVP II"), a Delaware limited partnership, by virtue of its direct beneficial ownership of 767,363 shares of common stock, par value $0.01 per share (the "Common Stock"), of Endocardial;
                  (ii) Marquette General II, L.P. ("MG II"), a Delaware limited partnership, as the sole general partner of MVP II; (iii) Redfish Partners, L.P. ("Redfish"), a Delaware limited partnership, as a general partner of MG II; (iv) Bluefish Partners, L.P. ("Bluefish"), a Delaware limited partnership, as a general partner of MG II; (v) James E. Daverman ("Mr. Daverman"), as an individual optionholder and as an affiliate of Redfish; and (vi) Lloyd D. Ruth ("Mr. Ruth"), as an affiliate of Bluefish. MVP II, MG II, Redfish, Bluefish, Mr. Daverman and Mr. Ruth are hereinafter collectively referred to as the "Reporting Persons."

                  The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 1998, a copy of which was previously filed with this Schedule 13G, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

Item 2(b)         Address of Principal Business Office or, if none,
                  Residence:
                  ------------------------------------------------

                  The address of the principal business office of each of the Reporting Persons is:

                  Corporate 500 Centre
                  520 Lake Cook Road, Suite 450
                  Deerfield, Illinois 60015


                               Page 8 of 11 Pages

Item 2(c)         Citizenship
                  -----------

                  MVP II, MG II, Redfish and Bluefish are limited partnerships organized under the laws of Delaware. Mr. Daverman and Mr. Ruth are United States citizens.

Item 2(d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.01 par value per share.

Item 2(e)         CUSIP No.:
                  ---------

                  292962107

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the persons filing is a:
                  ------------------------------------------------------

                  The persons filing are not described in any category listed under this item.

Item 4            Ownership
                  ---------

                  MG II is the sole general partner of MVP II; Redfish and Bluefish are the general partners of MG II; Mr. Daverman is an affiliate of Redfish; and Mr. Ruth is an affiliate of Bluefish. As a result of such relationships, MG II, Redfish, Bluefish and both Messrs. Daverman and Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP II. The information on the cover pages is incorporated herein by reference.

                  Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

Item 5            Ownership of Five Percent or Less of a Class:
                  --------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person:
                  --------------------------------------------------------

                  No other person has the right to receive or the power to direct the receipt of dividends from, or other proceeds from the sale of, the shares.

                               Page 9 of 11 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
                  Parent Holding Company:
                  ---------------------------------------------------------

                  Not applicable.

Item 8            Identification and Classification of Members of the
                  Group:
                  ---------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not applicable.

Item 10           Certification:
                  -------------

                  Not applicable.






                               Page 10 of 11 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002

                                      MARQUETTE VENTURE PARTNERS II, L.P.

                                      MARQUETTE GENERAL II, L.P.

                                      BLUEFISH PARTNERS, L.P.


                                      By:   /s/ Lloyd D. Ruth
                                      ------------------------------------------
                                                Lloyd D. Ruth
                                                as authorized signatory


                                      REDFISH PARTNERS, L.P.


                                      By:   /s/ James E. Daverman
                                      ------------------------------------------
                                                James E. Daverman
                                                as authorized signatory



                                      /s/  James E. Daverman
                                      ------------------------------------------
                                      JAMES E. DAVERMAN


                                      /s/ Lloyd D. Ruth
                                      ------------------------------------------
                                      LLOYD D. RUTH






                               Page 11 of 11 Pages